Exhibit 99.1

PRESS RELEASE

Monday, September 13, 2004

PLACER SIERRA BANCSHARES ANNOUNCES EXERCISE OF UNDERWRITERS’ COMMON STOCK OVER-ALLOTMENT OPTION

Sacramento, California – September 13, 2004 Placer Sierra Bancshares (Nasdaq: PLSB) today announced that the underwriters of its initial public offering have exercised their over-allotment option to purchase an additional 781,500 shares of the common stock of Placer Sierra Bancshares at $20.00 per share for a total of approximately $14.5 million, after underwriters’ discounts and commissions. This exercise and purchase by the underwriters will bring Placer Sierra Bancshares’ initial public offering to 6,511,500 shares for approximately $121.1 million, after underwriters’ discounts and commissions. Of the 781,500 additional shares of common stock purchased by the underwriters, 68,194 shares were offered and sold by Placer Sierra Bancshares and 713,306 shares were offered and sold by a selling shareholder.

The underwriters, Friedman, Billings, Ramsey & Co., Inc., Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, acted through their representative, Friedman Billings Ramsey.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock of Placer Sierra Bancshares, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to this offering may be obtained from the offices of Friedman Billings Ramsey, 1001 19th Street, North, Arlington, Virginia 22209.

About Placer Sierra Bancshares

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, a California state-chartered commercial bank. Through its 23 Northern California branches, Placer Sierra Bank serves a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra and Nevada. Through its nine Southern California branches, Placer Sierra Bank serves both Los Angeles and Orange counties. Placer Sierra Bank provides its customers the resources of a large financial institution together with the resourcefulness and superior customer service of a community bank. Placer Sierra Bank offers a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking and focus on generating low cost deposits. In addition, Placer Sierra Bank provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans.

For more information, please contact:

Ronald W. Bachli

Chairman of the Board and

Chief Executive Officer

525 J Street

Sacramento, California 95814

Tel. (916) 554-4820

rbachli@msn.com

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.